PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(To Prospectus dated October 31, 2001)             REGISTRATION NUMBER 333-71876

                              [JPMORGANCHASE LOGO]

                            J.P. MORGAN CHASE & CO.
           270 PARK AVENUE, NEW YORK, NEW YORK 10017 - (212) 270-6000

                       SENIOR MEDIUM-TERM NOTES, SERIES C
                    SUBORDINATED MEDIUM-TERM NOTES, SERIES A

We may offer our Senior Medium-Term Notes, Series C, or our Subordinated Medium-Term Notes, Series A, at one or more times. We describe the terms that will generally apply to those notes in this prospectus supplement and the attached prospectus. We will describe the specific terms of any particular notes we are offering in an attached pricing supplement.

The following terms may apply to particular notes we may offer:

     RANKING: Senior Medium-Term Notes, Series C, which are "senior debt securities", as described in the attached prospectus, or Subordinated Medium-Term Notes, Series A, which are "subordinated debt securities", as described in the attached prospectus.

     MATURITY:  Between nine months and 100 years after issuance.

     INTEREST: Fixed or floating rate (or both). Some notes issued at a discount may be zero coupon notes, which means they will not bear interest.

     FLOATING RATES:

           - CD Rate                       - Treasury Rate          - Prime Rate
           - Federal Funds Rate            - Commercial Paper Rate  - CMT Rate
                                           - LIBOR

       Any floating interest rate may be adjusted by adding or subtracting a specified spread or margin or by applying a spread multiplier.

     CURRENCIES: United States dollars or, if specified in the applicable pricing supplement, foreign or composite currencies.

     REDEMPTION: Unless otherwise specified in the applicable pricing supplement, the notes will not be redeemable and may not be repurchased at the holder's option prior to maturity and will not be subject to a sinking fund.

     OTHER TERMS: As specified under "Description of the Notes" and in the attached pricing supplement.

We may offer the notes as follows:

     - Through agents. Unless otherwise specified in the applicable pricing supplement, we will pay the agents commissions ranging from 0.125% to 0.750% of the principal amount of the notes offered. Based on that commission range and the aggregate amount of notes that may be offered by use of this prospectus supplement, after paying agents' commissions, we may receive proceeds ranging from approximately $25.3 billion to $25.5 billion from the sale of the notes.

     - Through one or more of those agents acting as underwriter or dealer. We will pay those agents an underwriting discount or commission to be negotiated at the time of sale and specified in the applicable pricing supplement.

     - Directly to investors. We will not pay a discount or commission to any agent for a direct sale of notes by us.

Unless otherwise specified in an applicable pricing supplement, the notes will not be listed on any securities exchange.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THE NOTES ARE NOT SECURED.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement, the attached prospectus and any pricing supplement may be used by any of our affiliates, including J.P. Morgan Securities Inc., in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by these affiliates will be made at prices related to market prices at the time of sale.
                            ------------------------

          The date of this prospectus supplement is November 9, 2001.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and the attached pricing supplement. We have not authorized anyone to provide you with any other information. You should not rely on any other information in making your investment decision.

We are offering to sell the notes only in places where sales are permitted.

You should not assume that the information in this prospectus supplement, the attached prospectus or the attached pricing supplement or any document incorporated by reference is accurate as of any date other than their respective dates.

                               TABLE OF CONTENTS

         PROSPECTUS SUPPLEMENT

About this Prospectus Supplement;
  Pricing Supplements...................  S-3
Description of the Notes................  S-3
Certain United States Federal Income Tax
  Consequences.......................... S-14
Plan of Distribution.................... S-19
Legal Opinions.......................... S-21

               PROSPECTUS
Summary.................................    2
Consolidated Ratios of Earnings to Fixed
  Charges and Preferred Stock Dividend
  Requirements..........................    5
Where You Can Find More Information
  About J.P. Morgan Chase...............    5
J.P. Morgan Chase & Co..................    6
Use of Proceeds.........................    6
Description of Debt Securities..........    6
Description of Preferred Stock..........   15
Description of Common Stock.............   23
Description of Securities Warrants......   23
Description of Currency Warrants........   24
Book-Entry Issuance.....................   25
Plan of Distribution....................   29
Experts.................................   30
Legal Opinions..........................   30

References in this prospectus supplement, the attached prospectus and the attached pricing supplement to "$" and "dollars" are to the currency of the United States.

                       ABOUT THIS PROSPECTUS SUPPLEMENT;
                              PRICING SUPPLEMENTS

J.P. Morgan Chase & Co. ("J.P. Morgan Chase," which may be referred to as "we" or "us") may use this prospectus supplement, together with the attached prospectus and an attached pricing supplement, to offer our Senior Medium-Term Notes, Series C (the "senior notes"), or our Subordinated Medium-Term Notes, Series A (the "subordinated notes"), from time to time. The total initial public offering price of notes that we may offer by use of this prospectus supplement is $25,503,535,414 (or the equivalent in foreign or composite currencies). That amount will be reduced by the amount of any securities issued under our shelf registration statement (No. 333-71876) (the "registration statement").

This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the "debt securities," "senior debt securities" and "subordinated debt securities" contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement that is inconsistent with this prospectus supplement, including any changes in the method of calculating interest on any note, will apply and will supersede the information in this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About J.P. Morgan Chase" on page 5 of the attached prospectus.

                            DESCRIPTION OF THE NOTES

GENERAL

The following summary of certain terms of the notes is not complete. You should refer to the indentures under which the notes will be issued, copies of which are exhibits to the registration statement. Unless otherwise defined in this prospectus supplement, defined terms used in this prospectus supplement have the meanings assigned in the attached prospectus.

The senior notes will be a series of "senior debt securities," as described in the attached prospectus. The subordinated notes will be a series of "subordinated debt securities," as described in the attached prospectus. The senior notes (including outstanding senior notes previously offered by use of previous prospectuses, prospectus supplements and pricing supplements) will constitute one series of senior debt securities issued under the "senior indenture" referred to in the attached prospectus. They will have the same rank as all other senior debt securities of J.P. Morgan Chase.

The subordinated notes (including outstanding subordinated notes previously offered by use of previous prospectuses, prospectus supplements and pricing supplements) will constitute one series of subordinated debt securities issued under the subordinated indenture referred to in the attached prospectus. They will have the same rank as all other subordinated debt securities of J.P. Morgan Chase. The subordinated notes will be subordinated to Senior Indebtedness, including senior debt securities, and under the circumstances described in the attached prospectus, to all Additional Senior Obligations. See "Description of Debt Securities -- Subordinated Debt Securities -- Subordination" in the attached prospectus. As of September 30, 2001, approximately $48.6 billion of Senior Indebtedness and Additional Senior Obligations were outstanding.

We have already issued senior notes and subordinated notes, many of which are currently outstanding. We intend to issue additional senior notes and subordinated notes, initially in an aggregate amount having the aggregate offering price specified above. However, we may issue additional senior notes and subordinated notes in amounts that exceed the amount above at any time, without your consent and without notifying you.

Payment of the subordinated notes may be accelerated only in the event of our bankruptcy or reorganization. Holders of subordinated notes are not entitled to accelerate the maturity of the subordinated notes upon a payment default or a default by us in the performance of any covenant contained in the subordinated indenture. See "Description of Debt Securities -- Subordinated Debt
Securities -- Defaults and Waivers" in the attached prospectus. Unless otherwise specified in the applicable pricing supplement, the subordinated notes will not be convertible into or exchangeable for any other securities.

We are offering the notes on a continuing basis. Each note will mature on a business day from 9 months to 100 years from its date of issue, as agreed between us and the purchaser. A "business day" is any day, other than (i) a Saturday, Sunday or other day that, in New York City, banking institutions generally are authorized or required to close and (ii) in the case of a LIBOR note, a day that is not a London business day. A "London business day" is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Unless otherwise specified in the applicable pricing supplement, the notes will not be redeemable prior to maturity and there will be no sinking fund established for the notes.

The notes may bear interest at (A) a fixed rate, which may be zero in the case of certain discounted notes, or (B) a floating rate. Interest on floating rate notes will be determined, and adjusted periodically, by reference to an interest rate index or formula. We may issue notes at prices less than their stated principal amount. Those discounted notes may or may not bear interest payable on a periodic basis, and certain of those discounted notes may be designated in the attached pricing supplement as "original issue discount notes". For a definition of "original issue discount notes" as well as a discussion of certain United States federal income tax consequences relating to those notes, see "Certain United States Federal Income Tax Consequences" below. Unless otherwise specified in the applicable pricing supplement, the amount payable to the holder of an original issue discount note upon an acceleration of its maturity will equal its adjusted issue price (which will be less than the amount payable at maturity).

Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in U.S. dollars and we will make all payments of principal of and interest on the notes in U.S. dollars. Except as otherwise specified in the applicable pricing supplement, the authorized denominations of the notes denominated in U.S. dollars will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess of $1,000.

Each note will be issued in fully registered form without coupons. Each note will be issued initially either in certificated form or in permanent global form. We will deposit notes in global form with, or on behalf of, DTC, as depositary, as described in the attached prospectus under the heading "Book-Entry Issuance".

Notes in certificated form may be presented for registration of transfer or exchange at the corporate trust office of The Chase Manhattan Bank (the "Bank") in the Borough of Manhattan, The City of New York. We currently expect the Bank to merge with Morgan Guaranty Trust Company of New York on November 10, 2001 and that, following completion of the merger, the Bank will change its name to "JPMorgan Chase Bank". All references in this prospectus supplement to the Bank will also refer to JPMorgan Chase Bank after the merger on November 10, 2001. Unless otherwise specified in the applicable pricing supplement, we will pay interest on certificated notes, other than interest payable upon maturity or upon earlier redemption or repayment, by check to the person in whose name a certificated note is registered at the close of business on the applicable record date before each interest payment date. However, a holder of $10,000,000 or more in aggregate principal amount of certificated notes of like tenor and terms will be entitled to receive payment in U.S. dollars by wire transfer of immediately available funds if the paying agent has received appropriate payment instructions in writing not less than 15 calendar days prior to the applicable interest payment date. We will pay interest payable on certificated notes at maturity or upon earlier redemption or repayment of principal to the person to whom principal is payable. At maturity or upon earlier redemption or repayment, we will pay principal and interest only upon presentment of the certificated note to the paying agent.

Unless otherwise specified in the applicable pricing supplement, the paying agent for the Notes will initially be the Bank.

INTEREST AND INTEREST RATES

Unless otherwise specified in the applicable pricing supplement, each note will accrue interest from and including its date of issue. The applicable pricing supplement will designate whether a particular note is a fixed rate note or a floating rate note. The interest rate on the notes will never be higher than the maximum rate permitted by applicable law. Under New York law as in effect on the date of this prospectus supplement, the maximum rate of interest for any loan in an amount less than $250,000 is 16% per year on a simple interest basis; for any loan in the amount of $250,000 or more but less than $2,500,000, the maximum rate of interest is 25% per year on a simple interest basis; and for any loan in excess of $2,500,000, there is no limit on the maximum rate of interest.

We will pay interest on a note on the first interest payment date following its date of issue. However, if the date of a note's issue is on or after the record date for that interest payment date, we will pay interest beginning on the second interest payment date following the note's issue. Unless otherwise specified in the applicable pricing supplement, the record date for any interest payment date will be the 15th calendar day prior to that interest payment date.

If any interest payment date with respect to any floating rate note, including an interest payment date that is also the maturity date of that note, falls on a day that is not a business day, that interest payment date will be postponed to the next day that is a business day and interest will continue to accrue. However, in the case of a LIBOR note, if the next business day is in the following calendar month, the interest payment date will be the preceding business day.

If the maturity date of any floating rate or fixed rate note, or an interest payment date for any fixed rate note, falls on a day that is not a business day, payment of principal, premium, if any, and interest with respect to that note will be paid on the next business day, and no interest on that payment will accrue from and after that maturity date or interest payment date.

FIXED RATE NOTES

The pricing supplement for a fixed rate note will designate a fixed rate of interest per year payable on the notes (which may be zero). Fixed rate notes may bear one or more annual rates of interest as specified in the applicable pricing supplement. Interest payments, if any, on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. Interest, if any, on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

The pricing supplement for a floating rate note will specify the following terms that apply to that note:

- the interest rate basis or index to be used to determine the note's interest rate;

- the "index maturity," which means the period to maturity of the instrument or obligations on which the note's interest rate index is based. For example, LIBOR may be different for one-month U.S. dollar deposits and three-month U.S. dollar deposits. If the attached pricing supplement indicates LIBOR as the index and three months as the index maturity, we will pay interest on the note based on LIBOR for three-month U.S. dollar deposits;

- the frequency of changes of the interest rate on the note, which may be daily, weekly, monthly, quarterly, semi-annually or annually;

- the dates as of which the "calculation agent," which will be responsible for calculating the interest rates applicable to floating rate notes, will determine each new interest rate (the "interest determination dates"), if different from those specified in this prospectus supplement; and

- the "reset dates", which are the dates on which each interest rate will change, if different from those specified in this prospectus supplement.

The applicable pricing supplement will also specify any of the following terms that may apply to a floating rate note:

- the "spread," which is the number of basis points that must be added to or subtracted from the applicable interest rate basis or index to determine the interest rate of the note. For example, assuming a note bears interest at LIBOR plus a spread of .01%, if LIBOR in effect for a particular interest period is 5.00% per year, that note will bear interest for that interest period at a rate equal to 5.01% per year;

- the "spread multiplier," which is the number by which the applicable interest rate index or formula must be multiplied to determine the interest rate of the note. For example, assuming a note bears interest at LIBOR times a spread multiplier of 90%, if LIBOR in effect for a particular interest period is 5.00% per year, that note will bear interest for that interest period at a rate equal to 4.50% per year;

- the "maximum interest rate" or the ceiling on the interest rate of the note for any interest period; and

- the "minimum interest rate" or the floor on the interest rate of the note for any interest period.

Unless otherwise specified in the applicable pricing supplement, the Bank will be the calculation agent with respect to the floating rate notes. Upon the request of a registered holder of a floating rate note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to that floating rate note. The holder of any floating rate note as to which the Bank is the calculation agent may call 212-946-7795 for interest rate information. Unless otherwise specified in the applicable pricing supplement, the "calculation date" pertaining to an interest determination date for a floating rate note will be the first to occur of:

- the tenth calendar day after that interest determination date or, if that day is not a business day, the following business day, and

- the business day preceding the applicable interest payment date or maturity date of that note, as the case may be.

However, LIBOR will be calculated on the interest determination date.

Unless otherwise specified in the applicable pricing supplement, each interest payment on any floating rate note will include interest accrued from and including the date of issue or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date or the date of maturity, as the case may be.

Accrued interest on a floating rate note will be calculated by multiplying the principal amount of the note by an accrued interest factor. The calculation agent will compute the accrued interest factor by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the calculation agent will compute the interest factor for each day by dividing the interest rate in effect on that day by (A) the actual number of days in the year, in the case of Treasury Rate notes and CMT Rate notes or (B) 360, in the case of all other floating rate notes.

The interest rate on a floating rate note in effect on any day will be (i) if the day is a reset date, the interest rate with respect to the interest determination date relating to that reset date, or (ii) if the day is not a reset date, the interest rate with respect to the interest determination date relating to the preceding reset date. However, unless otherwise specified in the applicable pricing supplement, and except in the case of notes that reset daily or weekly, the interest rate in effect for the ten calendar days prior to the date of maturity will be that in effect on the tenth calendar day prior to the date of maturity. Unless otherwise specified in the applicable pricing supplement, the calculation agent will generally determine the initial interest rate on a floating rate note as if the date of issue of that note were a reset date.

Unless otherwise specified in the applicable pricing supplement, the reset dates will be:

- in the case of a floating rate note that resets daily, each business day;

- in the case of a floating rate note (other than a Treasury Rate note) that resets weekly, Wednesday of each week;

- in the case of a Treasury Rate note that resets weekly, Tuesday of each week;

- in the case of a floating rate note that resets monthly, the third Wednesday of each month;

- in the case of a floating rate note that resets quarterly, the third Wednesday of March, June, September and December of each year;

- in the case of a floating rate note that resets semi-annually, the third Wednesday of each of the two months of each year specified in the pricing supplement; and

- in the case of a floating rate note that resets annually, the third Wednesday of the month of each year specified in the pricing supplement.

If a reset date would otherwise be a day that is not a business day, that reset date will be postponed to the next day that is a business day. However, in the case of a LIBOR note, if the next business day is in the following calendar month, the reset date will be the preceding business day. If a Treasury bill auction will be held on any day that would otherwise be a reset date for a Treasury Rate note, then that reset date will instead be the business day immediately following that auction date.

Except as otherwise specified in the applicable pricing supplement, the calculation agent will round, if necessary, all percentages and decimals resulting from any calculation of interest on floating rate notes to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, the calculation agent will round 6.555545% (or .06555545) to 6.55555% (or .0655555) and the calculation agent will round 6.555544% (or .06555544) to 6.55554% (or .0655554). The calculation agent will also round all dollar amounts used in or resulting from any calculation to the nearest cent (with one-half cent being rounded upwards).

The following table sets forth, for each of the most common interest rate indices that we may use, the source in which we expect the index to be published and the interest determination date for notes with interest rates based on that index. Following the chart below, we have described in more detail the procedures to determine interest rates based on each index specified below. If we elect to have different interest determination dates apply to any floating rate note, we will specify those interest determination dates in the applicable pricing supplement.

INDEX                     PRIMARY SOURCE OF RATE              INTEREST DETERMINATION DATE
-----                     ----------------------              ---------------------------
CD Rate.................  H.15(519) under the heading "CDs    Second business day preceding the
                          (secondary market)"                 reset date
Commercial Paper Rate...  H.15(519) under the heading         Second business day preceding the
                          "Commercial paper -- Nonfinancial"  reset date
Federal Funds Rate......  H.15(519) under the heading         Second business day preceding the
                          "Federal Funds (Effective)"         reset date
LIBOR...................  Telerate Service (and if the index  Second London business day
                          currency is U.S. dollars, page      preceding the reset date
                          3750) or, if "LIBOR Reuters" is
                          specified, the page on Reuters
                          Monitor Money Rates Service
                          designated "LIBO"
Treasury Rate...........  Telerate Service page 56 or 57      The day that Treasury bills of the
                          under the heading "INVESTMENT       index maturity are auctioned for
                          RATE"                               the week in which the reset date
                                                              falls (generally Monday, but may
                                                              be the following Tuesday or
                                                              preceding Friday if Monday is a
                                                              holiday)
Prime Rate..............  H.15(519) under the heading "Bank   Second business day preceding the
                          prime loan"                         reset date
CMT Rate................  Telerate Service page 7052 (or      Second business day preceding the
                          7051, if specified in the pricing   reset date
                          supplement) under the heading
                          ". . . Treasury Constant
                          Maturities . . . Federal Reserve
                          Board Release H.15 . . . Mondays
                          Approximately 3:45 p.m."

CD Rate Notes

A CD Rate note will bear interest at the interest rate calculated with reference to the CD Rate and any spread or spread multiplier specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the "CD Rate" for any interest determination date is the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading "CDs (secondary market)". For purposes of this prospectus supplement, "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

The calculation agent will follow the procedures below if the CD Rate cannot be determined as described above:

- If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, the CD Rate will be the rate on the interest determination date for negotiable U.S. dollar certificates of deposit of the index maturity designated in the pricing supplement, as published in H.15 Daily Update, under the heading "CDs (secondary market)" or in another recognized electronic source used for the purpose of displaying that rate. For purposes of this prospectus supplement, "H.15 Daily Update" means the daily update of H.15 (519), available through the website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

- If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will select three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, and the CD Rate will be the average of the secondary market offered rates as of 10:00 a.m., New York City time, on the interest determination date, quoted by those three dealers for negotiable U.S. dollar certificates of deposit in a denomination of $5,000,000 of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity designated in the pricing supplement.

- If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the CD Rate will be the CD Rate in effect on that interest determination date.

Commercial Paper Rate Notes

A Commercial Paper Rate note will bear interest at the interest rate calculated with reference to the Commercial Paper Rate and any spread or spread multiplier specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the "Commercial Paper Rate" for any interest determination date is the money market yield of the rate on that date for commercial paper having the index maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading "Commercial paper -- Nonfinancial". For purposes of this prospectus supplement, "money market yield" means a yield calculated in accordance with the following formula:

                        D X 360
money market yield =               X 100
                     -------------
                     360 - (D X M)

where "D" refers to the annual rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

The calculation agent will follow the procedures below if the Commercial Paper Rate cannot be determined as described above:

- If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, the Commercial Paper Rate will be the money market yield of the rate on that interest determination date for commercial paper having the index maturity designated in the pricing supplement, as published in H.15 Daily Update under the heading "Commercial paper -- Nonfinancial" or in another recognized electronic source used for the purpose of displaying that rate.

- If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will select three leading dealers of commercial paper in New York City as of 11:00 a.m., New York City time, and the Commercial Paper Rate will be the money market yield of the average of the offered rates of those three dealers on that interest determination date for commercial paper having the index maturity specified in the pricing supplement placed for a nonfinancial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization.

- If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on that interest determination date.

Federal Funds Rate Notes

A Federal Funds Rate note will bear interest at the interest rate calculated with reference to the Federal Funds Rate and any spread or spread multiplier specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the "Federal Funds Rate" for any interest determination date is the rate on that date for Federal Funds, as published in H.15(519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate Page 120 prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date. For purposes of this prospectus supplement, "Telerate Page 120" means the display on the Telerate Service (or any successor service) on page 120 (or any other page that replaces that page on that service for the purpose of displaying the Federal funds (effective) rate as reported in H.15(519)).

The calculation agent will follow the procedures below if the Federal Funds Rate cannot be determined as described above:

- If the above rate does not appear on Telerate Page 120 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate will be the rate on that interest determination date, as published in H.15(519) (or if not published in H.15(519), in H.15 Daily Update) under the heading "Federal Funds (Effective)" or in another recognized electronic source used for the purpose of displaying that rate.

- If that rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time on the calculation date, then the calculation agent will select three leading brokers of Federal funds transactions in New York City, and the Federal Funds Rate will be the average of the rates for the last transaction in overnight Federal funds arranged by those three brokers as of 9:00 a.m., New York City time, on that interest determination date.

- If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that interest determination date.

LIBOR Notes

A LIBOR note will bear interest at the interest rate calculated with reference to LIBOR and any spread or spread multiplier specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine LIBOR as follows:

On each interest determination date:

- If "LIBOR Telerate" is specified in the applicable pricing supplement, "LIBOR" will be the rate for deposits in the index currency having the index maturity specified in the pricing supplement beginning on the second London business day immediately following the applicable interest determination date, as that rate appears on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date.

- If "LIBOR Reuters" is specified in the applicable pricing supplement, "LIBOR" will be the average of the offered rates for deposits in the index currency having the index maturity specified in the pricing supplement beginning on the second London business day immediately fol-
lowing the applicable interest determination date, as those rates appear on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the designated LIBOR page. If the designated LIBOR page by its terms provides only for a single rate, the calculation agent will use that single rate regardless of the foregoing provisions requiring more than one rate.

For purposes of this prospectus supplement:

"designated LIBOR page" means:

- if "LIBOR Telerate" is designated in the pricing supplement, the display on the Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency; or

- if "LIBOR Reuters" is designated in the pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

- If neither LIBOR Telerate nor LIBOR Reuters is specified, LIBOR for the applicable index currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the index currency, page 3750) had been specified.

"Index currency" means the currency, including composite currencies, specified in the pricing supplement as the currency for which LIBOR will be calculated. If no currency is specified, the index currency will be U.S. dollars.

On any interest determination date on which LIBOR cannot be determined as described above, the calculation agent will determine LIBOR as follows:

- The calculation agent for that LIBOR note will select four major banks in the interbank market.

- The calculation agent will request that the principal London office of each of those banks provide a quotation of its rate at which deposits in the index currency having the index maturity designated in the pricing supplement beginning on the second London business day immediately following the interest determination date and in a principal amount that is representative of a single transaction in the index currency in that market at approximately 11:00 a.m., London time, on the interest determination date are offered to prime banks in the London interbank market.

- If two or more quotations are provided, LIBOR for that interest determination date will be the average of those quotations.

- If fewer than two quotations are provided as mentioned above, the calculation agent will select three major banks in New York City. The calculation agent will then determine
  LIBOR for that interest determination date as the average of the rates quoted by those three banks at approximately 11:00 a.m., New York City time, on the interest determination date for loans to leading European banks in the index currency having the index maturity designated in the pricing supplement beginning on the second London Business day immediately following the interest determination date and in a principal amount that is representative for a single transaction in the index currency in that market at that time.

- If fewer than three New York City banks selected by the calculation agent are quoting as mentioned above, LIBOR will be LIBOR in effect on the interest determination date.

Treasury Rate Notes

A Treasury Rate note will bear interest at the interest rate calculated with reference to the Treasury Rate and any spread or spread multiplier specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the "Treasury Rate" for any interest determination date is the rate set at the most recent auction of direct obligations of the United States ("Treasury bills") having the index maturity designated in the pricing supplement, as it appears on Telerate Page 56 or 57 by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading "INVESTMENT RATE". For purposes of this prospectus supplement, "Telerate Page 56 or 57" means the display on the Telerate Service (or any successor service) on page 56 or 57 or any other page that replaces the applicable page on that service for the purpose of displaying the rate for the most recent auction of Treasury bills.

The calculation agent will follow the procedures below if the Treasury Rate cannot be determined as described above:

- If the above rate does not appear on Telerate Page 56 or 57 by 3:00 p.m., New York City time, on the calculation date, the Treasury Rate will be the rate of those Treasury bills having the index maturity specified in the pricing supplement, as published in H.15 Daily Update under the heading "U.S. Government Securities/Treasury bills/Auction high" or in another recognized electronic source used for the purpose of displaying that rate. That rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

- If the above rate is not published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, the Treasury Rate will be the auction rate as announced by the United States Department of the Treasury. The auction rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

- If the results of the most recent auction of Treasury bills having the index maturity designated in the pricing supplement are not published or announced as described above by 3:00 p.m., New York City time, on the calculation date, or if no auction is held in a particular week, the Treasury Rate will be the rate expressed as a bond equivalent on the basis of a year or 365 or 366 days, as applicable, and applied on a daily basis of those Treasury bills having the index maturity specified in the pricing supplement as published in H.15(519) (or if not published in H.15(519), in H.15 Daily Update) under the heading "U.S. Government Securities/Treasury bills/ Secondary market" or in another recognized electronic source used for the purpose of displaying that rate.

- If the above rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time on the calculation date, then the calculation agent will select three leading primary United States government securities dealers, and the Treasury Rate will be a yield to maturity of the average of the secondary market bid rates of those three dealers as of approximately 3:30 p.m., New York City time, on the interest determination date for the issue of Treasury bills with a remaining maturity closest to the index maturity specified in the pricing supplement. The yield to maturity will be expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

- If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will be the Treasury Rate in effect on that interest determination date.

Prime Rate Notes

A Prime Rate note will bear interest at the interest rate calculated with reference to the Prime Rate and any spread or spread multiplier specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the "Prime Rate" for any interest determination date is the prime rate or base lending rate on that date, as published in H.15(519) by 3:00 p.m., New York City time, on the calculation date pertaining to the interest determination date under the heading "Bank prime loan".

The calculation agent will follow the procedures below if the Prime Rate cannot be determined as described above:

- If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Prime Rate will be the rate as published in
  H.15 Daily Update under the heading "Bank prime loan" or in another recognized electronic source used for the purpose of displaying that rate.

- If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 as that bank's prime rate or base lending rate as in effect for that interest determination date. "Reuters Screen US PRIME 1 Page" means the display on the Reuters Monitor Money Rates Service on the page designated as "USPRIME 1" or any other page that replaces that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

- If fewer than four rates appear on the Reuters Screen USPRIME 1 on the interest determination date, then the calculation agent will select four major banks in New York City and the Prime Rate will be the average of the prime rates or base lending rates as of the close of business on the interest determination date quoted by those four banks on the basis of the actual number of days in the year divided by a 360-day year.

- If fewer than three banks selected by the calculation agent are quoting as mentioned above, the Prime Rate will be the Prime Rate in effect on the interest determination date.

CMT Rate Notes

A CMT Rate note will bear interest at the interest rate calculated with reference to the CMT Rate and any spread or spread multiplier specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the "CMT Rate" for any interest determination date is the rate displayed on the designated CMT telerate page by 3:00 p.m., New York City time, on the calculation date pertaining to the interest determination date under the heading ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.," under the column for the index maturity specified in the pricing supplement for:

- if the designated CMT telerate page is 7051, that interest determination date; or

- if the designated CMT telerate page is 7052, the average for that week or the month, as specified in the pricing supplement, ended immediately preceding the week or month in which the related interest determination date occurs.

"Designated CMT telerate page" means the display on the Telerate Service (or any successor service) on the page specified in the pricing supplement (or any other page that replaces that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) or, if no page is specified, page 7052 for the most recent week.

The calculation agent will follow the procedures below if the CMT Rate cannot be determined as described above:

- If the above rate is not displayed on the relevant page by 3:00 p.m., New York City time, on the calculation date, then the CMT Rate will be the Treasury constant maturity rate for the index maturity, as published in H.15(519).

- If that rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the index maturity for the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the designated CMT telerate page and published in H.15(519).

- If that information is not provided by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the interest determination date reported, according to their written records, by three leading primary United States government securities dealers in New York City (each, a "reference dealer") selected by the calculation agent as described in the following sentence for the "Treasury notes" referred to below. The calculation agent will select five reference dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations). The Treasury notes will be the most recently issued direct noncallable fixed rate obligations of the United States with an original maturity of approximately the index maturity and a remaining term to maturity of not less than the index maturity minus one year.

- If three or four but not five reference dealers are quoting as described above, then the CMT

  Rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

- If the calculation agent cannot obtain three Treasury note quotations, the calculation agent will select three reference dealers (using the same method described above), and the CMT Rate will be a yield to maturity based on the average of the secondary market offered rates of those three reference dealers as of approximately 3:30 p.m., New York City time, on the interest determination date for Treasury notes with an original maturity of the number of years that is the next highest to the index maturity and a remaining term to maturity closest to the index maturity and in an amount of at least U.S. $100 million.

- If two Treasury notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the index maturity, the calculation agent will obtain from three reference dealers, selected as discussed above, quotations for the Treasury note with the shorter remaining term to maturity.

- If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT Rate will be the CMT Rate in effect on the interest determination date.

OTHER PROVISIONS; ADDENDA

Any provisions relating to the calculation of the interest rate applicable to a note or any other related matter may be modified as specified in the applicable pricing supplement.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

The following summarizes certain United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with notes held as capital assets and does not deal with special situations. For example, this summary does not address:

- tax consequences to holders who may be subject to special tax treatment, such as regulated investment companies, real estate investment trusts, dealers in securities or currencies, financial institutions, traders in securities that elect to use the mark-to-market method of accounting for their securities holdings, tax-exempt entities or insurance companies;

- tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

- tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

- alternative minimum tax consequences, if any; or

- any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. We will summarize any special United States federal tax considerations relevant to a particular issue of the notes in the applicable pricing supplement. The discussion below assumes that the notes will be treated as debt for U.S. federal income tax purposes, and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR SITUATION.

CONSEQUENCES TO UNITED STATES HOLDERS

The following is a summary of certain United States federal tax consequences that will apply to you if you are a United States Holder of notes.

Certain consequences to "Non-United States Holders" of the notes (which are holders that are not United States Holders) are described under "-- Consequences to Non-United States Holders" below.

"United States Holder" means a beneficial owner of a note that is:

- a citizen or resident of the United States;

- an entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision of the United States;

- an estate the income of which is subject to United States federal income taxation regardless of its source; or

- a trust if it is subject to the primary supervision of a court within the United States and the control of one or more United States persons or if it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest

Except as set forth below, interest on a note will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount

If you own notes issued with original issue discount ("OID"), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent those payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as "original issue discount notes." Notice will be given in the applicable pricing supplement when we determine that a particular note will be an original issue discount note.

A note with an issue price that is less than its "stated redemption price at maturity" (the sum of all payments to be made on the note other than "qualified stated interest") generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each note in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, if the interest to be paid meets all of the following conditions:

- it is payable at least once per year;

- it is payable over the entire term of the note; and

- it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

We will give you notice in the attached pricing supplement when we determine that a particular note will bear interest that is not qualified stated interest.

If you own a note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity), you generally must include the de minimis OID in income at the time payments (other than qualified stated interest) on the notes are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income generally will be treated as capital gain.

Certain of the notes may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the option of the holder. Original issue discount notes containing those features may be subject to rules that differ from the general rules discussed in this prospectus supplement. If you are considering the purchase of original issue discount notes with those features, you should carefully examine the applicable pricing supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the notes.

If you own original issue discount notes with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph.

This method takes into account the compounding of interest. The accruals of OID on an original issue discount note will generally be less in the early years and more in the later years.

The amount of OID that you must include in income if you are the initial United States Holder of an original issue discount note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held that note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the note's adjusted issue price at the beginning of the accrual period times its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (b) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on the note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

Floating rate notes are subject to special OID rules. In the case of an original issue discount note that is a floating rate note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of certain floating rate notes, the rate that reflects the yield to maturity that is reasonably expected for the note. Additional rules may apply if:

- the interest on a floating rate note is based on more than one interest index;

- the principal amount of the note is indexed in any manner; or

- the note is otherwise classified as a contingent payment debt instrument.

If you are considering the purchase of floating rate original issue discount notes, you should carefully examine the applicable pricing supplement and should consult your own tax advisors regarding the United States federal income tax consequences to you of purchasing, holding and disposing of those notes.

You may elect to treat all interest on any note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquire the note, and you may not revoke the election without the consent of the Internal Revenue Service (the "IRS"). You should consult with your own tax advisors about this election.

Short-Term Notes

In the case of notes having a term of one year or less ("short-term notes"), all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term note, unless you elect to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of short-term notes are not required to include accrued discount in their income currently unless they elect to do so (but may be required to include stated interest in income as the interest is received). United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on short-term notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term note will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income, you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term notes.

Market Discount

If you purchase a note, other than an original issue discount note, for an amount that is less than its stated redemption price at maturity or, in the case of an original issue discount note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquire the note, applies only to that note, and may not be revoked without the consent of the IRS. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult with your own tax advisors before making either election described in this paragraph.

Acquisition Premium; Amortizable Bond Premium

If you purchase an original issue discount note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that note at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a note (including an original issue discount note) for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest, you will be considered to have purchased the note at a "premium" and, if it is an original issue discount note, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (A) you will exercise or not exercise options in a manner that maximizes your yield and (B) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult with your own tax advisors before making this election.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note, increased by OID, market discount or any discount with respect to a short-term note that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest, which will be treated as a payment of interest) and the adjusted tax basis of the note. Except with respect to notes denominated in currencies other than U.S. dollars or notes that are classified as contingent payment debt instruments, neither of which this summary discusses, or as described above with respect to certain short-term notes or with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

NON-DOLLAR DENOMINATED NOTES

We will summarize the United States federal income tax consequences to you with respect to any notes we may offer that are denominated in currencies other than U.S. dollars in the applicable pricing supplement.

CONTINGENT DEBT INSTRUMENTS

We will summarize the United States federal income tax consequences to you with respect to any notes we may offer that are subject to the tax rules relating to contingent payment debt instruments in the applicable pricing supplement.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-United States Holder of notes.

United States Federal Withholding Tax

United States federal withholding tax will not apply to any payment of principal or interest (including OID) on notes provided that:

- you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

- you are not a controlled foreign corporation that is related to us through stock ownership;

- you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code;

- the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the United States Treasury regulations thereunder; and

- either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalty of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and the certification requirements of applicable United States Treasury regulations are satisfied. Special certification and other rules apply to certain Non-United States Holders that are pass-through entities.

If you cannot satisfy the requirements described above, payments of premium, if any, and interest (including OID) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed

- IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty; or

- IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "United States Federal Income Tax").

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of notes.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the notes is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest (including OID) on a net income basis (although exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Any gain realized on the disposition of a note generally will not be subject to United States federal income or withholding tax unless:

- the gain is effectively connected with your conduct of a trade or business in the United States; or

- you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations, and (2) interest on those notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

United States Holders

In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

Non-United States Holders

In general, information reporting and backup withholding will not apply to payments that we make to you provided that we do not have actual knowledge that you are a United States Holder and we have received from you the statement described above under "Consequences to Non-United States Holders -- United States Federal Withholding Tax", or you otherwise qualify for an exemption.

In addition, information reporting and backup withholding will generally not apply to the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, if (1) the payor receives the statement described above and does not have actual knowledge that you are a United States Holder or (2) you otherwise qualify for an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

We may sell the notes (A) through agents, (B) through underwriters or dealers or
(C) directly to purchasers.

DISTRIBUTION THROUGH AGENTS

We may sell the notes on a continuing basis through agents that become parties to a master agency agreement (each an "agent"), a form of which is filed as an exhibit to the registration statement. Each agent's obligations are separate and several from those of any other agent. Each agent will use reasonable efforts when requested by us to solicit purchases of the notes. We will pay each agent a commission to be negotiated at the time of sale. Unless otherwise specified in the applicable pricing supplement, the commission may range from .125% to .750% of the principal amount of each note sold through that agent, depending on its stated maturity. As of the date of this prospectus supplement, the agents include J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and UBS Warburg LLC. J.P. Morgan Securities Inc. is a wholly owned subsidiary of J.P. Morgan Chase.

DISTRIBUTION THROUGH UNDERWRITERS

We may also sell notes to any agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

The agents may sell any notes they have purchased as principal to any dealer at a discount. Unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the agent from us. Unless otherwise specified in the applicable pricing supplement, any note we sell to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of that note less a percentage ranging from .125% to .750% of that principal amount, depending upon the note's stated maturity. The agents may resell notes to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The agents may also resell notes to certain dealers as described above. After the initial public offering of any notes, the agents may change the public offering price and other selling terms.

DIRECT SALES

We may sell notes directly to investors, without the involvement of any agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

GENERAL INFORMATION

We will set forth the names of any agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those agents or other persons, in the applicable pricing supplement.

We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of notes through it.

Any agent, underwriter or dealer that participates in the offering of the notes may be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify each agent and certain other persons against certain liabilities, including liabilities under the Securities Act.

We may also accept but not solicit offers to purchase notes through additional agents on substantially the same terms and conditions, including commissions, as would apply to purchases by the agents under the master agency agreement referred to above.

Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. The agents have advised us that they may from time to time purchase and sell the notes in the secondary market. However, no agent is obligated to do so and any agent may discontinue making a market in the notes at any time without notice. We can give no assurance as to the existence or liquidity of any secondary market for the notes.

The agents, as well as other agents to or through which we may sell notes, may engage in transactions with us and perform services for us in the ordinary course of business.

Our broker-dealer subsidiaries, including J.P. Morgan Securities Inc., may participate in offerings of the notes. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding an NASD member firm's underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales to any discretionary account without the prior approval of the customer. The maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than 8% for the sale of any securities being offered.

Our affiliates, including J.P. Morgan Securities Inc., may use this prospectus supplement, the attached prospectus and any applicable pricing supplement in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by these affiliates will be made at prices related to market prices at the time of sale.

In connection with certain offerings of the notes, the agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the agents. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if begun, may be discontinued at any time.

                                 LEGAL OPINIONS

Our counsel, Simpson Thacher & Bartlett, New York, New York, will deliver an opinion for us regarding the validity of the notes. Cravath, Swaine & Moore, New York, New York, counsel for the agents, will deliver a similar opinion for the agents. Cravath, Swaine & Moore has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

In the opinions described above, certain assumptions will be made regarding future action required to be taken by us and the appropriate trustee in connection with the issuance and sale of any particular notes, the specific terms of those notes and other matters that may affect the validity of those notes but that cannot be ascertained on the date of the relevant opinion.

                              [JPMorganChase Logo]

                            J.P. MORGAN CHASE & CO.

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

                            ------------------------

     WE WILL PROVIDE SPECIFIC TERMS OF THE ABOVE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS.
YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

     THESE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   THIS PROSPECTUS IS DATED OCTOBER 31, 2001

                                    SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

- this prospectus, which explains the general terms of the securities we may offer;

- the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

- the documents we have referred you to in "Where You Can Find More Information About J.P. Morgan Chase" on page 5 for information about our company and our financial statements.

Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

                            J.P. MORGAN CHASE & CO.

J.P. Morgan Chase & Co. ("J.P. Morgan Chase," which may be referred to as "we" or "us") is a financial holding company incorporated under Delaware law in 1968. As of September 30, 2001, we had approximately $799 billion in assets and approximately $42 billion in stockholders' equity.

                          THE SECURITIES WE MAY OFFER

This prospectus is part of a registration statement (No. 333-71876) (the "registration statement") that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to a total of $25,503,535,414 of any of the following securities, either separately or in units:

- debt;

- preferred stock;

- depositary shares;

- common stock; and

- warrants.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus.

DEBT SECURITIES

We may use this prospectus and an applicable prospectus supplement to offer our unsecured general obligations, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our "Senior Indebtedness," which includes the senior debt securities. In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be entitled to payment only after the payment of claims relating to "Additional Senior Obligations." For the definitions of Senior Indebtedness and Additional Senior Obligations, see "Description of Debt
Securities -- Subordinated Debt Securities -- Subordination" below.

The senior debt securities will be issued under an indenture, dated as of December 1, 1989, as amended, between us and Bankers Trust Company, as trustee. The subordinated debt securities will be issued under an indenture, as amended and restated as of December 15, 1992, as amended, between us and U.S. Bank Trust National Association, as trustee. We have summarized certain general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement, and our recent periodic and current reports filed with the SEC. Directions on how you can get copies of these reports are provided on page 5 of this prospectus.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that J.P. Morgan Chase may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries' creditors other than J.P. Morgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

GENERAL INDENTURE PROVISIONS THAT APPLY TO THE
SENIOR DEBT SECURITIES AND THE SUBORDINATED DEBT SECURITIES

- Each indenture allows us to issue different types of debt securities, including indexed securities.

- Neither of the indentures limits the amount of debt that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving J.P. Morgan Chase.

- The indentures allow us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If one of these events occurs, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

- The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of our obligations or certain of your rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities of a series, every holder in the series must consent.

- If an event of default (as described below) occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY
ONLY TO SENIOR DEBT SECURITIES

We have agreed in the indenture applicable to the senior debt securities, which we refer to as the "senior indenture," that we and our subsidiaries will not sell the voting stock of The Chase Manhattan Bank ("Chase Bank"), and that Chase Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of Chase Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of Chase Bank into another domestic bank if J.P. Morgan Chase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation. We currently expect that our wholly-owned subsidiary, Morgan Guaranty Trust Company of New York ("Morgan Bank") will merge with Chase Bank on November 10, 2001 and that, following completion of the merger, Chase Bank will change its name to "JPMorgan Chase Bank." All references in this document to Chase Bank will also refer to JPMorgan Chase Bank after the merger on November 10, 2001.

If we satisfy certain conditions in the senior indenture, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

Events of Default. The senior indenture provides that the following are events of default:

- We fail to pay interest for 30 days after the due date.
- We fail to pay principal or premium when due.
- We fail to make a sinking fund payment within 5 days after due date.
- We breach any other covenant and that breach continues for 60 days after notice.
- We default in paying principal when due on J.P. Morgan Chase debt, including senior debt securities of other series, having an aggregate principal amount of more than $25,000,000, and the default is not rescinded within 30 days after notice.
- More than $25,000,000 aggregate principal amount of J.P. Morgan Chase debt, including senior debt securities of other series, is accelerated and the acceleration is not rescinded within 30 days after notice.
- Specified bankruptcy or insolvency events occur.
- Any other event of default specified in the prospectus supplement occurs.

GENERAL INDENTURE PROVISIONS THAT APPLY
ONLY TO SUBORDINATED DEBT SECURITIES

The subordinated debt securities will be subordinated to all "Senior Indebtedness," which includes all indebtedness for money borrowed by us, except indebtedness that is stated not to be superior to, or to have the same rank as, the subordinated debt securities.

Upon our dissolution, winding-up, liquidation or reorganization, creditors holding "Additional Senior Obligations" would also be entitled to full payment before we could distribute any amounts to holders of the subordinated debt securities. Additional Senior Obligations include indebtedness for claims under derivative products, including interest and foreign exchange and commodity contracts, but exclude claims under Senior Indebtedness or claims under subordinated obligations.

At September 30, 2001, approximately $48.6 billion of Senior Indebtedness and Additional Senior Obligations were outstanding.

Events of Default. The indenture for the subordinated debt securities, which we refer to as the "subordinated indenture," provides that the following are events of default:

- Specified bankruptcy or insolvency events occur.

- Any other event of default specified in the prospectus supplement occurs.

PREFERRED STOCK AND DEPOSITARY SHARES

We may use this prospectus and an applicable prospectus supplement to offer our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

COMMON STOCK

We may use this prospectus and an applicable prospectus supplement to offer our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

WARRANTS

We may use this prospectus and an applicable prospectus supplement to offer warrants for the purchase of debt securities, preferred stock or common stock, which we refer to as "securities warrants." We may also offer warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies, which we refer to as "currency warrants." We may issue warrants independently or together with other securities.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                               NINE MONTHS           YEAR ENDED DECEMBER 31,
                                           ENDED SEPTEMBER 30,   --------------------------------
                                                  2001           2000   1999   1998   1997   1996
                                           -------------------   ----   ----   ----   ----   ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits.........         1.27           1.52   1.93   1.46   1.53   1.50
  Including Interest on Deposits.........         1.17           1.31   1.54   1.29   1.33   1.29
Earnings to Combined Fixed Charges and
  Preferred Stock Dividend Requirements:
  Excluding Interest on Deposits.........         1.27           1.51   1.90   1.45   1.51   1.47
  Including Interest on Deposits.........         1.17           1.31   1.53   1.28   1.32   1.28

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

                      WHERE YOU CAN FIND MORE INFORMATION
                            ABOUT J.P. MORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

          (a) Our Annual Report on Form 10-K for the year ended December 31,
     2000;

          (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

          (c) Our Current Reports on Form 8-K filed on January 4, 2001, January 24, 2001, January 31, 2001, April 5, 2001, April 27, 2001, June 6, 2001,
     July 20, 2001 and October 19, 2001; and

          (d) The descriptions of our common stock and preferred stock contained in our registration statements filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

     Office of the Secretary
     J.P. Morgan Chase & Co.
     270 Park Avenue
     New York, NY 10017
     212-270-4040

YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE APPLICABLE DOCUMENT.

                            J.P. MORGAN CHASE & CO.

J.P. Morgan Chase is a financial holding company incorporated under Delaware law in 1968. As of September 30, 2001, we had approximately $799 billion in assets and approximately $42 billion in stockholders' equity.

We are a global financial services firm with operations in over 60 countries. Our principal bank subsidiaries are Chase Bank and Morgan Bank, each of which is a New York banking corporation headquartered in New York City; and Chase Manhattan Bank USA, National Association ("Chase USA"), headquartered in Delaware. Our principal non-bank subsidiary is our investment bank subsidiary, J.P. Morgan Securities Inc. ("J.P. Morgan Securities"). We currently expect Chase Bank to merge with Morgan Bank on November 10, 2001 and that, following completion of the merger, Chase Bank will change its name to "JPMorgan Chase Bank". All references in this prospectus to Chase Bank will also refer to JPMorgan Chase Bank after the merger on November 10, 2001.

Our activities are internally organized, for management reporting purposes, into five major businesses: Investment Bank, Investment Management & Private Banking, Treasury & Securities Services, JPMorgan Partners and Retail & Middle Market Financial Services. We have presented a brief description of those businesses below.

INVESTMENT BANK

The Investment Bank includes our securities underwriting and financial advisory, trading, mergers and acquisitions advisory and corporate lending and syndication businesses.

INVESTMENT MANAGEMENT & PRIVATE BANKING

Investment Management & Private Banking includes our asset management businesses, including our mutual funds; our institutional money management and cash management businesses; and our private bank, which provides wealth management solutions for a global client base of high net worth individuals and families.

TREASURY & SECURITIES SERVICES

Treasury & Securities Services is a recognized leader in information and transaction processing services, moving trillions of dollars daily in securities and cash for its wholesale clients. Treasury & Securities Services includes our custody, cash management, and trust and other fiduciary services businesses.

JPMORGAN PARTNERS

JPMorgan Partners is one of the world's largest and most diversified private equity investment firms with total funds under management of approximately $20 billion.

RETAIL & MIDDLE MARKET FINANCIAL SERVICES

Retail & Middle Market Financial Services serves more than 30 million consumers, small businesses and middle-market customers nationwide. Retail & Middle Market Financial Services offers a wide range of financial products and services, including consumer banking, credit cards, mortgage services and consumer finance services, through a diverse array of distribution channels, including the internet and branch and ATM networks.

                                USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

We have described below some general terms that may apply to the debt securities we may offer by use of this prospectus and an applicable prospectus supplement. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be either senior debt securities or subordinated debt securities. We will
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

issue the senior debt securities under the senior indenture referred to above between us and Bankers Trust Company, as trustee. We will issue the subordinated debt securities under the subordinated indenture between us and U.S. Bank Trust National Association, as trustee.

The following summary is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement. Section references below are to the sections of the applicable indenture.

Neither of the indentures limits the amount of debt securities that we may issue. Each of the indentures provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all Senior Indebtedness as defined below under "-- Subordinated Debt Securities -- Subordination". In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all Additional Senior Obligations, as defined and to the extent set forth below under "-- Subordinated Debt Securities -- Subordination".

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that J.P. Morgan Chase is recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries' creditors other than J.P. Morgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to the particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:

- the title and type of the debt securities;

- any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

- the purchase price of the debt securities;

- the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

- the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

- the places where payments may be made on the debt securities;

- any mandatory or optional redemption provisions applicable to the debt securities;

- any sinking fund or similar provisions applicable to the debt securities;

- the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

- if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

- any conversion or exchange provisions applicable to the debt securities;

- any events of default applicable to the debt securities not described in this prospectus; and

- any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities will bear no interest or will bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

We will issue the debt securities only in registered form without coupons. The indentures permit us to issue debt securities of a series in certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

We will pay principal of, and premium, if any, and interest, if any, on the debt securities at the corporate trust office of Chase Bank in New York City. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to J.P. Morgan Chase. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Neither of the indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of J.P. Morgan Chase.

We may issue debt securities upon the exercise of securities warrants or upon exchange or conversion of exchangeable or convertible debt securities. The prospectus supplement will describe the specific terms of any of those securities warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exercise, exchange or conversion of those securities. See "Description of Securities Warrants" below.

SENIOR DEBT SECURITIES

The senior debt securities will be direct, unsecured general obligations of J.P. Morgan Chase, will constitute Senior Indebtedness of J.P. Morgan Chase, and will have the same rank as our other Senior Indebtedness. For a definition of "Senior Indebtedness," see "-- Subordinated Debt Securities -- Subordination" below.

Limitation on Disposition of Stock of Chase Bank. The senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will dispose of any shares of voting stock of Chase Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of Chase Bank, except to J.P. Morgan Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit Chase Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of J.P. Morgan Chase with or into another person or a sale of our assets. The covenant also will not apply if both:

          (1) the disposition in question is made for fair market value, as determined by the board of directors of J.P. Morgan Chase or the Intermediate Subsidiary; and

          (2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of Chase Bank or any successor to Chase Bank, free and clear of any security interest.

The above covenant also does not restrict Chase Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation, (A) J.P. Morgan Chase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

The senior indenture defines an "Intermediate Subsidiary" as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by J.P. Morgan Chase, free and clear of any security interest. As used above, "voting stock" means a class of stock having general voting power under ordinary circumstances irrespective of the happening of a contingency. The above covenant would not prevent Chase Bank from engaging in a sale of assets to the extent otherwise permitted by the senior indenture. (Section 1006)

Events of Default. The senior indenture defines an event of default with respect to any series of senior debt securities as any one of the following events:

          (1) default in the payment of interest on any senior debt security of that series and continuance of that default for 30 days;

          (2) default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;

          (3) default in the deposit of any sinking fund payment and continuance of that default for five days;

          (4) failure by us for 60 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;

          (5) (A) failure by us to pay indebtedness for money borrowed by us, including senior debt securities of other series, in an aggregate principal amount exceeding $25,000,000, at the later of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of any indebtedness for money borrowed by us, including senior debt securities of other series, in an aggregate principal amount exceeding $25,000,000, if that failure to pay or acceleration results from a default under the instrument giving rise to or securing the indebtedness for money borrowed by us and is not rescinded or annulled within 30 days after due notice, unless the default is contested in good faith by appropriate proceedings;

          (6) specified events of bankruptcy, insolvency or reorganization of J.P. Morgan Chase or Chase Bank; and

          (7) any other event of default specified with respect to senior debt securities of that series. (Section 501)

If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon specified events of bankruptcy. Subject to the conditions set forth in the indenture, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults. (Sections 502 and 513)

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

The senior indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of senior debt securities, to give the holders of that series notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a payment default. The trustee may not give the above notice until 60 days after the occurrence of a default in the performance of a covenant in the senior indenture, other than a covenant to make payment. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to senior debt securities of that series. (Section 602)

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee reasonable security or indemnity. The senior indenture provides that the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture. (Section 512)

The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1007)

Defeasance and Covenant Defeasance. The senior indenture contains a provision that, if made applicable to any series of senior debt securities, permits us to elect:

- defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding, and/or

- covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of those covenants or a cross-default.

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations (as defined below) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those senior debt securities. As used in the senior indenture, "U.S. government obligations" are:

          (1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are or are guaranteed as a full faith and credit obligation of the United States and that are not redeemable by the issuer; and

          (2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of senior debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities.

Modification of the Senior Indenture. We and the trustee may modify the senior indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding senior debt securities affected by the modification. However, without the consent of each affected holder, no such modification may:

- change the stated maturity of any senior debt security;

- reduce the principal amount of, or premium, if any, on, any senior debt security;

- reduce the rate of payment of interest on any senior debt security, or change other specified provisions relating to the yield of any senior debt security;

- change the currency or currencies in which any senior debt security is payable;

- reduce the percentage of holders of outstanding senior debt securities of any series required to consent to any modification, amendment or any waiver under the senior indenture; or

- change the provisions in the senior indenture that relate to its modification or amendment. (Section 902)

We and the trustee may amend the senior indenture without the consent of the holders of senior debt securities in the event we merge with another person, to replace the trustee, to effect modifications that do not affect any outstanding series of senior debt securities, and for other specified purposes.

Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into J.P. Morgan Chase, provided that:

          (1) the successor is a corporation organized under U.S. laws;

          (2) the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;

          (3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

          (4) other specified conditions are met. (Section 801)

SUBORDINATED DEBT SECURITIES

The subordinated debt securities will be direct, unsecured general obligations of J.P. Morgan Chase. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation or reorganization, to all Additional Senior Obligations. The subordinated indenture does not limit the amount of debt, including Senior Indebtedness or Additional Senior Obligations, we may incur. As of September 30, 2001, Senior Indebtedness and Additional Senior Obligations totaled approximately $48.6 billion.

Unless otherwise specified in the prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See "-- Defaults and Waivers" below.

The holders of subordinated debt securities of a series that is specified to be convertible into our common stock will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock, at the conversion price set forth in the prospectus supplement.

The holders of subordinated debt securities of any series may be obligated at maturity, or at any earlier time specified in the applicable prospectus supplement, to exchange that series of subordinated debt securities for capital securities. "Capital securities" may consist of our common stock, perpetual preferred stock or other capital securities of J.P. Morgan Chase acceptable to our primary federal banking regulator, which currently is the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). We will describe the terms of any such exchange and of the capital securities that will be issued upon that exchange in the applicable prospectus supplement. Whenever subordinated debt securities are exchangeable for capital securities, we will be obligated to deliver capital securities with a market value equal to the principal amount of those subordinated debt securities. In addition, we will unconditionally undertake, at our expense, to sell the capital securities in a secondary offering on behalf of any holders who elect to receive cash for the capital securities.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, under certain circumstances described below, to all Additional Senior Obligations.

The subordinated indenture defines "Senior Indebtedness" to mean the principal of, and premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date, including all indebtedness for money borrowed by another person that we guarantee. However, Senior Indebtedness does not include indebtedness that is stated not to be superior to or to have the same rank as the subordinated debt
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

securities. In particular, Senior Indebtedness does not include (A) Antecedent Subordinated Indebtedness (as defined below), (B) subordinated debt securities issued under the subordinated indenture on or after December 15, 1992, (C) Assumed Heritage Chase Subordinated Indebtedness (as defined below), (D) Antecedent Heritage JPM Subordinated Indebtedness (as defined below), (E) Other Assumed Heritage JPM Subordinated Indebtedness (as defined below) and (F) other debt of J.P. Morgan Chase that is expressly stated to have the same rank as or not to rank superior to the subordinated debt securities (we refer to that other debt as "Other Subordinated Indebtedness").

The subordinated indenture defines "Additional Senior Obligations" to mean all indebtedness of J.P. Morgan Chase for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except Senior Indebtedness and except obligations that are expressly stated to have the same rank as or not to rank senior to the subordinated debt securities. For purposes of this definition, claim has the meaning assigned in Section 101(4) of the United States Bankruptcy Code and in effect on the date of execution of the subordinated indenture.

"Antecedent Subordinated Indebtedness" means all outstanding subordinated debt securities issued by Chemical Banking Corporation prior to December 15, 1992.

"Assumed Heritage Chase Subordinated Indebtedness" means all outstanding subordinated indebtedness that we assumed as a result of our merger with The Chase Manhattan Corporation.

"Antecedent Heritage JPM Subordinated Indebtedness" means all outstanding subordinated indebtedness issued by heritage J.P. Morgan prior to March 1, 1993 that we assumed as a result of our merger with heritage J.P. Morgan.

"Other Assumed Heritage JPM Subordinated Indebtedness" means all outstanding subordinated indebtedness issued by heritage J.P. Morgan on or after March 1, 1993 that we assumed as a result of our merger with heritage J.P. Morgan.

Under the subordinated indenture, we may not make any payment on the subordinated debt securities or exchange any subordinated debt securities for capital securities in the event:

- we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Senior Indebtedness; or

- there shall exist any event of default on any Senior Indebtedness or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization:

- we must pay to the holders of Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Senior Indebtedness before any payment or distribution is made on the subordinated debt securities, and

- if, after we have made those payments on the Senior Indebtedness, there are amounts available for payment on the subordinated debt securities and creditors in respect of Additional Senior Obligations have not received their full payments, then we will first use amounts available for payment on the subordinated debt securities, other than Antecedent Subordinated Indebtedness, to pay in full all Additional Senior Obligations before we may make any payment on the subordinated debt securities.

No series of our subordinated debt securities described above is subordinated to any other series of subordinated debt securities or to any other subordinated indebtedness of J.P. Morgan Chase referred to above (except that we have outstanding junior subordinated indebtedness that is subordinate and junior to our subordinated debt securities). However, Antecedent Subordinated Indebtedness is subordinated only to Senior Indebtedness, while the subordinated debt securities and Other Subordinated Indebtedness (other than junior subordinated indebtedness) are subordinated to Senior Indebtedness and, in specified circumstances relating to our dissolution, winding-up, liquidation or reorganization, to Additional Senior Obligations. Antecedent Heritage JPM Subordinated Indebtedness is subordinated only to "Senior Indebtedness" as defined in the indenture governing the Antecedent Heritage JPM Indebt-edness (the meaning of which term is substantially identical to Senior Indebtedness as defined above). The Other Assumed Heritage JPM Subordinated Indebtedness (other than junior subordinated indebtedness) is subordinated to Senior Indebtedness and, in specified circumstances relating to our dissolution, winding-up, liquidation or reorganization, to Derivative Obligations (the meaning of which term is substantially identical to Additional Senior Obligations). Assumed Heritage Chase Subordinated Indebtedness is subordinated to all of our obligations to our creditors, including Senior Indebtedness, Additional Senior Obligations and Derivative Obligations, except any obligation that is expressly stated to have the same rank as, or not to rank senior to, the Assumed Heritage Chase Subordinated Indebtedness.

As a result of the above-described differences in the subordination provisions applicable to the various series of subordinated indebtedness issued by J.P. Morgan Chase and our predecessors, in the event of our dissolution, winding-up, liquidation or reorganization, the holders of the subordinated debt securities, Other Subordinated Indebtedness and Other Assumed Heritage JPM Subordinated Indebtedness (other than junior subordinated indebtedness) may receive less, proportionately, than the holders of Antecedent Subordinated Indebtedness and Antecedent Heritage JPM Subordinated Indebtedness, but more, proportionately, than the holders of Assumed Heritage Chase Subordinated Indebtedness.

Holders of the subordinated debt securities may not accelerate the maturity of the subordinated debt securities, except in the event of our bankruptcy or reorganization. Holders may not accelerate the subordinated debt securities if we fail to pay interest or fail to perform any other agreement in the subordinated debt securities or the subordinated indenture. See "--Defaults and Waivers" below.

Limitation on Disposition of Voting Stock of Chase Bank. Except as noted below, the subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of Chase Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of Chase Bank. The subordinated indenture also does not prohibit Chase Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock. However, the subordinated indenture does contain a covenant, which is for the exclusive benefit of holders of the Antecedent Subordinated Indebtedness and which is subject to the provisions described below under "-- Consolidation, Merger and Sale of Assets," that we will not sell or otherwise dispose of any shares of voting stock of Chase Bank, or securities convertible into, or options, warrants or rights to purchase shares of, voting stock of Chase Bank, nor will we permit Chase Bank to issue any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock. However, that covenant does not prohibit:

- issuances or sales of directors' qualifying shares;

- issuances or sales of shares to us;

- sales or other dispositions or issuances for fair market value, as determined by our board of directors, so long as we would continue to own directly or indirectly not less than 80% of the issued and outstanding shares of the voting stock of Chase Bank;

- sales or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; and

- sales of voting stock by Chase Bank to its shareholders if those sales do not reduce the percentage of shares of voting stock owned by us. (Section 5.07)

Defaults and Waivers. The subordinated indenture defines an event of default with respect to any series of subordinated debt securities as follows:

- any one of certain events of bankruptcy or reorganization affecting J.P. Morgan Chase;

- any other event specified with respect to subordinated debt securities of that series. (Section 7.01)

If an event of default occurs and is continuing with respect to any outstanding series of subordinated debt securities, the trustee or the holders of at least 25% in aggregate principal amount of that outstanding series may declare the principal (or, in the case of original issue discount subordinated debt securities, a specified amount of principal) of all subordinated debt securities of that series to be due and payable immediately in cash. Subject to specified conditions, the holders of not less than a majority in aggregate principal amount of the subordinated debt securities of that series may annul the declaration and waive certain past defaults. (Section 7.01) The right of the holders of the subordinated debt securities of a series to demand payment in cash upon the occurrence and continuance of an event of default will continue to exist so long as the subordinated debt securities of that series have not been exchanged or converted. In the event of the bankruptcy or reorganization of J.P. Morgan Chase, any right to enforce that payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the subordinated debt securities. Prior to any declaration of acceleration, the holders of a majority in aggregate principal amount of the applicable series of subordinated debt securities may waive any past default or event of default, except a payment default. (Section 7.07)

Unless otherwise provided in the terms of a series of subordinated debt securities, there will be no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of interest or principal, including a default in the delivery of any capital securities in exchange for subordinated debt securities, or in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment or delivery or the performance of that covenant or agreement.

The subordinated indenture requires the trustee, within 90 days after the occurrence of a default with respect to subordinated debt securities of any series, to give the holders of that series notice of all uncured defaults known to it. However, except in certain cases involving our bankruptcy or reorganization, a payment default or a default in the obligation to deliver capital securities in exchange for subordinated debt securities, the trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. The term "default" for purposes of this provision includes the events of default specified above without grace periods or notice. (Section 7.08) We are required to furnish to the trustee annually an officers' certificate as to the absence of defaults under the subordinated indenture. (Section 5.06)

Other than the duties of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the subordinated debt securities, unless those holders have offered the trustee reasonable security or indemnity. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the subordinated debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the subordinated debt securities of that series. (Sections 7.07 and 8.02)

Modification of the Subordinated Indenture. The subordinated indenture contains provisions permitting us and the trustee to modify the subordinated indenture or the rights of the holders of the subordinated debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of the subordinated debt securities affected by the modification. However, no such modification may, without the consent of each holder of subordinated debt securities affected by the modification:

- change the stated maturity date of the principal of, or any installment of principal of or interest on, any subordinated debt security;

- reduce the principal amount of, or premium, if any, or interest, if any, on, any subordinated debt security;

- reduce the portion of the principal amount of an original issue discount subordinated debt security payable upon acceleration of the maturity of that subordinated debt security;

- reduce any amount payable upon redemption of any subordinated debt security;

- change the place or places where, or the currency in which, any subordinated debt security or any premium or interest is payable;

- change the definition of market value;

- impair the right of any holders of subordinated debt securities of any series to receive on any exchange date for subordinated debt securities of that series capital securities with a market value equal to that required by the terms of the subordinated debt securities;

- impair the conversion rights, if any, of any holders;

- impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any subordinated debt security, including any right of redemption at the option of the holder of that subordinated debt security, or impair any rights to the delivery of capital securities in exchange for any subordinated debt security or to require us to sell capital securities in a secondary offering or to require the delivery of common stock, debt securities or other property upon conversion of subordinated debt securities;

- reduce the above-stated percentage of subordinated debt securities of any series the consent of the holders of which is necessary to modify or amend the subordinated indenture, or reduce the percentage of subordinated debt securities of any series the holders of which are required to waive any past default or event of default; or

- modify the above requirements. (Section 11.02)

The subordinated indenture permits us and the trustee to amend the subordinated indenture without the consent of the holders of subordinated debt securities in the event of the merger of J.P. Morgan Chase, the replacement of the trustee, to effect modifications that do not affect any outstanding series of subordinated debt securities and for other specified purposes. (Section 11.01)

Consolidation, Merger and Sale of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless:

- we are the continuing corporation or the successor corporation expressly assumes the payment of the principal of (including issuance and delivery of capital securities), and premium, if any, and interest, if any, on, the subordinated debt securities and the performance and observance of all the covenants and conditions of the subordinated indenture binding upon us; and

- immediately after the merger, consolidation, sale or conveyance, we or the successor corporation shall not be in default in the performance of any such covenant or condition. (Article Twelve)

INFORMATION CONCERNING THE TRUSTEES

J.P. Morgan Chase and some of our subsidiaries may maintain deposits or conduct other banking transactions with the trustees under the senior indenture and the subordinated indenture in the ordinary course of business. U.S. Bank Trust National Association is also trustee under a subordinated indenture, dated as of May 1, 1987, as amended and restated as of September 1, 1993 that we assumed in our merger with The Chase Manhattan Corporation and under the following indentures that we assumed in our merger with heritage J.P. Morgan: a senior indenture, dated as of August 15, 1982, a subordinated indenture, dated as of December 1, 1986, a subordinated indenture, dated as of March 1, 1993 and a junior subordinated indenture, dated as of November 10, 1996, in each case, as amended. Bankers Trust Company is also trustee under a senior indenture, dated as of July 1, 1986, as amended, that we assumed in our merger with The Chase Manhattan Corporation.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

- the number of shares being offered;
- the title and liquidation preference per share;
- the purchase price;
- the dividend rate or method for determining that rate;
- the dates on which dividends will be paid;
- whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;
- any applicable redemption or sinking fund provisions;
- any applicable conversion provisions;
- whether we have elected to offer depositary shares with respect to that series of preferred stock; and
- any other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those different terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. Our certificate of incorporation and a form of certificate of designations are filed as exhibits to the registration statement. We will file the certificate of designations with respect to any series of preferred stock we offer by use of this prospectus and an applicable prospectus supplement with the SEC promptly after the offering of the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus and an applicable prospectus supplement. The preferred stock will have no preemptive rights.

DIVIDEND RIGHTS

If you purchase preferred stock offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books (or, if applicable, the records of the depositary referred to below under "-- Depositary Shares") on record dates determined by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will provide that we may not declare or pay or set apart for payment dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the series of preferred stock we are offering unless we have previously declared and paid or set apart for payment, or we contemporaneously declare and pay or set apart for payment, full dividends (including cumulative dividends still owing, if any) on the series of preferred stock we are offering for all dividend periods terminating on or prior to the dividend payment date for all equally or junior ranking series. If we fail to pay dividends in full as stated above, we may only declare dividends on equally ranking series pro rata so that the amount of dividends declared per share on the series of preferred stock we are offering and the equally ranking series bear to each other the same ratio that accrued and unpaid dividends per share on the series being offered and the other series bear to each other. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on any series of preferred stock we are offering.

Unless otherwise specified in the applicable prospectus supplement, the preferred stock we offer by use of this prospectus and an applicable prospectus supplement will also provide that, unless we have paid or declared and set aside for payment full dividends, including cumulative dividends owing, if any, on that preferred stock for all past dividend periods, we will not:

- declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

- redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Unless otherwise specified in the applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

RIGHTS UPON LIQUIDATION

In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, you will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement applicable to the series of preferred stock you hold, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock. If we fail to pay in full all amounts payable with respect to preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as their preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock offered by use of this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

REDEMPTION

The applicable prospectus supplement will indicate whether the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of preferred stock of any series, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the board of directors determines to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

In the event that we fail to pay full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

CONVERSION RIGHTS

The prospectus supplement will state the terms, if any, on which shares of the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement are convertible into shares of our common stock or other securities. As described under "-- Redemption" above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

VOTING RIGHTS

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we offer full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under "-- Depositary Shares," if we use this prospectus and an applicable prospectus supplement to offer depositary shares representing a fraction of a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock offered will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

If, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of preferred stock being offered is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding series of preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as a director for the full term for which he or she was elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, "default" means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Unless otherwise specified in the applicable prospectus supplement, the terms of each series of preferred stock being offered will state that the approval of at least two-thirds of the outstanding shares of preferred stock will be required to:

- create any class or series of stock having a preference over any outstanding series of preferred stock; or

- change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

The terms of the preferred stock offered will also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities." In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a "controlling influence" over J.P. Morgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

OUTSTANDING PREFERRED STOCK

As of the date of this prospectus, we have issued and outstanding the series of preferred stock described in the following table:

                                    STATED VALUE
                                        AND                                                        RATE IN EFFECT
                                     REDEMPTION                      OUTSTANDING       EARLIEST          AT
                                     PRICE PER       NUMBER OF     AT SEPTEMBER 30,   REDEMPTION   SEPTEMBER 30,
                                      SHARE(A)        SHARES             2001            DATE           2001
                                    ------------   -------------   ----------------   ----------   --------------
                                                   (IN MILLIONS)    (IN MILLIONS)
Adjustable Rate Cumulative
  Preferred Stock Series A
  ("Series A preferred stock")....    $100.00          2.42              $242          12/31/00           5.00%(b)
6 5/8% Cumulative Preferred Stock
  ("6 5/8% preferred stock")(c)...     500.00           .28             140.2           3/31/06           6.63(c)
Adjustable Rate Cumulative
  Preferred Stock, Series L
  ("Series L preferred stock")....     100.00           2.0               200           6/30/99           4.79(d)
Adjustable Rate Cumulative
  Preferred Stock, Series N
  ("Series N preferred stock")....      25.00           9.1               228           6/30/99           4.85(d)
Fixed/Adjustable Rate
  Noncumulative Preferred Stock
  ("Fixed/Adjustable preferred
  stock").........................      50.00           4.0               200           6/30/03(e)        4.96(e)

---------------
(a) Redemption price is price indicated on table, plus accrued but unpaid dividends, if any.
(b) Floating rates are based on specified U.S. Treasury rates. The minimum and maximum annual rates are 5.00% and 11.50%, respectively.
(c) Shares of this series are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.
(d) Floating rates are based on specified U.S. Treasury rates. The minimum and maximum annual rates for each series are 4.50% and 10.50%, respectively.
(e) Dividends on this series for dividend periods commencing on or after July 1, 2003 will be at a floating rate based on specified U.S. Treasury rates (but subject to a minimum rate of 5.46% and a maximum rate of 11.46%). The amount of dividends payable may be adjusted, and the stock may be redeemed earlier than June 30, 2003, in the event of specified amendments to the Internal Revenue Code of 1986 relating to the dividends-received deduction.

Ranking. All the outstanding series of preferred stock have the same rank. All the outstanding series of preferred stock have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

Dividends. Dividends payable on each series of outstanding preferred stock are payable quarterly, when and as declared by the board of directors, in the amounts determined as set forth in the above table, on each March 31, June 30, September 30 and December 31.

Dividends on each series of outstanding preferred stock, other than our Fixed/Adjustable preferred stock, are cumulative. If we fail to declare a dividend on our Fixed/Adjustable preferred stock for any dividend period, holders of that series will have no right to receive a dividend for that dividend period, whether or not we declare dividends on that series for any future dividend period.

We may not declare or pay any dividends on any series of preferred stock, unless we have previously declared and paid or we contemporaneously declare and pay full dividends (and cumulative dividends still owing, if any) on all other series of preferred stock that have the same rank as, or rank senior to, that series of preferred stock. If we do not pay full dividends on the equally-ranking series as described above, we may only declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each equally-ranking series of preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock, we may not declare or pay dividends on our common stock and generally we may not redeem or purchase any common stock (except by payment of shares of common stock or other junior securities). We will not pay interest or any sum of money instead of interest on any dividend payment or payments that may be in arrears.

Rights Upon Liquidation; Redemption. In the event of our liquidation, dissolution or winding-up, the holders of each outstanding series of preferred stock would be entitled to receive liquidating distributions in the amount set forth opposite the applicable series in the table above, plus accrued and unpaid dividends, if any, before we make any distribution of our assets to the holders of our common stock.

Each of our outstanding series of preferred stock is redeemable at our option on or after the applicable date set forth opposite that series in the table above at a redemption price per share equal to the redemption price set forth opposite that series in the table above, plus accrued but unpaid dividends, if any.

Voting Rights. Holders of shares of our outstanding preferred stock have no voting rights, except as described below or as required by the Delaware General Corporation Law.

All of our currently outstanding series of preferred stock provide that if, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of outstanding cumulative preferred stock is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. In accordance with the requirements of our Series L preferred stock, Series N preferred stock and Fixed/Adjustable preferred stock, each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she was elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, "default" means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities." In such a case, a holder of 25% or more of the series, or a holder of 5% or more if the holder would also be considered to exercise a "controlling influence" over J.P. Morgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Our Series N preferred stock and Fixed/Adjustable preferred stock provide that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of preferred stock, voting together as a single class without regard to series, will be required to:

- create any class or series of stock having a preference over any outstanding series of preferred stock; or

- change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

Those series also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Our Series L preferred stock provides as follows:

- the consent of the holders of at least two-thirds of the outstanding shares of the particular series, voting as a separate class, is required for any amendment of our certificate of incorporation that would adversely affect the powers, preferences, privileges or rights of that series; and

- the consent of the holders of at least two-thirds of the voting power of that series and of each series of preferred stock having the same rank, voting together as a single class without regard to series, is required to create, authorize or issue, or reclassify any stock into any additional class or series of, stock ranking prior to that series as to dividends or upon liquidation, or any other security or obligation convertible into or exerciseable for any such prior-ranking stock.

Our Series A preferred stock and 6 5/8% preferred stock provide that a vote of at least two-thirds of the voting power of all outstanding shares of the applicable series, and all outstanding shares of our preferred stock having the same rank as that series, voting together as a single class without regard to series, will be necessary in order to:

- authorize or issue any capital stock that will be senior to that series of preferred stock as to dividends or upon liquidation; or

- amend, alter or repeal any of the provisions of our certificate of incorporation, including the certificate of designations relating to that series, in such a way as to adversely affect (or materially adversely affect, in the case of our 6 5/8% preferred stock) the preferences, rights, powers or privileges of the preferred stock of that series.

Miscellaneous. No series of our outstanding preferred stock is convertible into shares of our common stock or other securities of J.P. Morgan Chase. No series of our outstanding preferred stock is subject to preemptive rights.

Transfer Agent and Registrar. Mellon Investor Services, LLC is the transfer agent, registrar and dividend disbursement agent for our outstanding preferred stock and depositary shares. The registrar will send notices to the holders of the preferred stock or depositary shares of any meetings at which those holders will have the right to elect directors or to vote on any other matter.

Depositary Shares for 6 5/8% Preferred Stock. Our 6 5/8% preferred stock is represented by depositary shares, each representing a one-tenth interest in a share of that preferred stock. The material terms of the deposit agreement between us and Morgan Bank, as depositary, with respect to those depositary shares are substantially the same as those described under "--Depositary Shares" below.

DEPOSITARY SHARES

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and an applicable prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in the share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares offered by use of this prospectus and an applicable prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. Upon redemption, in whole or in part, of shares of any series preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

- all outstanding depositary shares have been redeemed; or

- there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and an applicable prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agree-
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

ment. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.

                          DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 4,500,000,000 shares of common stock. As of September 30, 2001, we had 1,992,661,185 (including 19,789,475 shares held in treasury) and had reserved approximately 316,378,279 shares of common stock for issuance under various employee or director incentive, compensation and option plans.

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and to the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock. Mellon Investor Services, LLC is the transfer agent, registrar and dividend disbursement agent for our common stock.

                       DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. We may issue securities warrants independently or together with debt securities, preferred stock, common stock or other securities. Each series of securities warrants will be issued under a separate securities warrant agreement to be entered into between us and Chase Bank or another bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of securities warrants. This summary of certain provisions of the securities warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement relating to the specific securities warrants being offered, including the forms of securities warrant certificates representing those securities warrants, for the complete terms of the securities warrant agreement and the securities warrants. Forms of those documents are filed as exhibits to the registration statement.

Each securities warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, securities warrants may be exercised. After the
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

close of business on the expiration date of the securities warrants, unexercised securities warrants will become void.

Prior to the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise of those securities warrants, including, (1) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of securities warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

                        DESCRIPTION OF CURRENCY WARRANTS

We have described below certain general terms and provisions of the currency warrants that we may offer. We will describe the particular terms of the currency warrants and the extent, if any, to which the general provisions described below do not apply to the currency warrants offered in the applicable prospectus supplement. The following summary is not complete. You should refer to the currency warrants and the currency warrant agreement relating to the specific currency warrants being offered for the complete terms of those currency warrants. Forms of those documents are filed as exhibits to the registration statement.

We will issue each issue of currency warrants under a currency warrant agreement to be entered into between us and Chase Bank or another bank or trust company, as warrant agent. The warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any holders of currency warrants.

We may issue currency warrants either in the form of:

- currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the "designated currency") for a specified amount of U.S. dollars; or

- currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a designated currency for a specified amount of U.S. dollars.

As a prospective purchaser of currency warrants, you should be aware of special United States federal income tax considerations applicable to instruments such as the currency warrants. The prospectus supplement relating to each issue of currency warrants will describe those tax considerations.

Unless otherwise specified in the applicable prospectus supplement, we will issue the currency warrants in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. See "Book-Entry Issuance" below.

Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of currency warrants. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those currency warrants will be the date the delisting or trading suspension becomes effective, and currency warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable currency warrant agreement will contain a covenant from us that we will not seek to delist the currency warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

Currency warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the currency warrants will expire worthless. Further, the cash settlement value of currency warrants at any time prior to exercise or expiration may be less than the trading value of the currency warrants. The trading value of the currency warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the currency warrants, the relationship between the exercise price of the currency warrants and the price of the designated currency, and the exchange rate associated with the designated currency. Because currency warrants are unsecured obligations of J.P. Morgan Chase, changes in our perceived creditworthiness may also be expected to affect the trading prices of currency warrants. Finally, the amount of actual cash settlement of a currency warrant may vary as a result of fluctuations in the price of the designated currency between the time you give instructions to exercise the currency warrant and the time the exercise is actually effected.

As a prospective purchaser of currency warrants you should be prepared to sustain a loss of some or all of the purchase price of your currency warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the currency warrants in light of your particular financial circumstances. You should also consider the information set forth under "Risk Factors" in the prospectus supplement relating to the particular issue of currency warrants being offered and to the other information regarding the currency warrants and the designated currency set forth in the prospectus supplement.

                              BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company ("DTC") will act as depositary (the "global securities").

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee ("DTC participants") or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

Neither we, the trustees, nor any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

- DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Securities Exchange Act of 1934;

- we determine in our discretion that the global security will be exchangeable for certificated securities in registered form; or

- if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the securities.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, and, in the case of global debt securities, of like tenor and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global debt securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at the corporate trust office of Chase Bank in the Borough of Manhattan, The City of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement of securities transactions among DTC participants in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. (the "NASD"). Access to DTC's system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered securities outside the United States through Clearstream Banking, societe anonyme ("Clearstream") or Euroclear Bank, S.A./N.V.,

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

as operator of the Euroclear System ("Euroclear"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers' securities accounts in the depositaries' names on the books of DTC. Unless otherwise specified in the prospectus supplement, Chase Bank will act as depositary for each of Clearstream and Euroclear.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides its customers with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream customers.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear operator"). Euroclear Clearance Systems S.C. establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear and applicable Belgian law. These terms, conditions and procedures govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions governing use of Euroclear only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear's terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised that investors that acquire, hold and transfer interests in global securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between that intermediary and each other intermediary, if any, standing between themselves and the Euroclear operator.

The Euroclear operator has advised that under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests credited to their accounts with the Euroclear operator. If the Euroclear operator did not have on deposit a sufficient amount of securities of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear operator's records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear operator would have the right under Belgian law to the return of their pro rata share of the amount of securities actually on deposit.

Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC's same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

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

                              PLAN OF DISTRIBUTION

We may sell the debt securities, preferred stock, depositary shares, common stock, securities warrants or currency warrants being offered by use of this prospectus and an applicable prospectus supplement:

- through underwriters;

- through dealers;

- through agents; or

- directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us, Chase Bank, Morgan Bank, Chase USA, J.P. Morgan Securities or our other subsidiaries in the ordinary course of business.

Under Rule 2720 of the Conduct Rules of the NASD, when an NASD member, such as J.P. Morgan Securities, participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. J.P. Morgan Securities is considered to be an "affiliate" (as that term is defined in Rule 2720) of ours by virtue of the fact that we own all of the outstanding equity securities of J.P. Morgan Securities. Any offer and sale of offered securities will comply with the requirements of Rule 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on J.P. Morgan Securities or our other affiliates by the Federal Reserve Board.

Our direct or indirect wholly-owned subsidiaries, including J.P. Morgan Securities, may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.
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

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions that we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

                                    EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

Simpson Thacher & Bartlett, New York, New York, will provide an opinion for us regarding the validity of the offered securities and Cravath, Swaine & Moore, New York, New York will provide such an opinion for the underwriters. Cravath, Swaine & Moore acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.

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